Exhibit 5.4

June 16, 2010

CONSENT OF VELASQUEZ SPRING

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Velasquez Spring, P. Eng., Senior Geologist of Watts, Griffis and McOuat Limited, hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated January 30, 2009, entitled “An Audit of the Mineral Reserves/Resources Tayoltita, Santa Rita and San Antonio Mines as of December 31, 2008 for Silver Wheaton Corp.” and the resource and reserve estimates of the San Dimas Mines.

Yours truly,

/s/ Velasquez Spring

Velasquez Spring, P.Eng
Senior Geologist